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FOR IMMEDIATE RELEASE

CROWN VANTAGE ANNOUNCES AMENDED LETTER OF INTENT;

OPEN BIDDING BEGINS

Auction Date Set for Crown Paper Asset Sale

CINCINNATI, August 18, 2000--Crown Vantage Inc. (OTC Bulletin Board: CVANQ) and its wholly-owned subsidiary Crown Paper Co., announced today that Crown Paper signed a revised Letter of Intent with Crown Acquisition Corporation ("CAC") for the sale to CAC or its designee (the "Purchaser") of substantially all of the assets of Crown Paper, amending the terms of an earlier Letter of Intent between Crown Paper and CAC, and that it obtained approval of the United States Bankruptcy Court for the Northern District of California of the Letter of Intent and bidding procedures for competing offers.

Under the terms of the revised Letter of Intent, the consideration for the acquisition of the assets to be purchased is $337.0 milion in cash, a subordinated note issuance to Crown Paper of $24 million (of which $10 million may be exchanged for cash), the assumption (or cash payment in lieu of assumption) of approximately $39 million of industrial development bonds, an option for Crown Paper to purchase at the closing 10% of the equity of the Purchaser, and seven year warrants to purchase 5% of the equity of the Purchaser at an exercise price of three times the price being paid by such co-investors. In addition, if the Purchaser subsequently sells certain assets above a threshhold level, under certain specific conditions, Crown Paper will be entitled to share in the proceeds of any such sale. The Purchaser has also agreed to assume certain liabilities of Crown Paper arising after the filing of the Chapter 11 case.

The equity investors in the Purchaser will include the principals of NLK Consultants Inc. and institutional investors. NLK Consultants Inc. is a company that provides a full range of consulting, engineering, marketing, research and strategic analysis services to the pulp and paper industry worldwide.

Bob Olah, CEO of Crown Vantage and Crown Paper, commented:

          "We are very pleased with having received court approval of our proposed bidding procedures. This puts us on track to close a transaction in the fourth quarter of this year. Putting the sale process behind us will enable us to focus on our business and our customers."

The acquisition, which would occur as a sale of assets under section 363 of the Bankruptcy Code, is subject to, among other things, the negotiation and execution of a definitive asset purchase agreement, due diligence and financing. The sale is also subject to the receipt of higher or better offers and to Bankruptcy Court approval. The bidding procedures approved by the Bankruptcy Court contemplate that, if a higher bid is received, an auction will be held on

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October 3, 2000.  Initial overbids are required to provide consideration in an amount at least $11 million higher than CAC's consideration and subsequent bids are to be made in increments of at least $1 million. The Bankruptcy Court has also set a hearing date of October 6, 2000, for approval of the sale.

Rothschild Inc., is the financial advisor to Crown Vantage and Crown Paper in the transaction. Crown Vantage is one of the world's leading manufacturers of value-added papers for printing, publishing and specialty packaging. With nine mills internationally, the Company has capacity to manufacturer more than 750,000 tons of specialty papers per year. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels, coffee filters and disposable medical garments - and hundreds more. For more information, visit www.crownvantage.com.

Safe Harbor Statement: This news release contains certain forward-looking statement concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred.

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